Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122664) pertaining to the 2001, 2005 and 2008 Equity Incentive Plans and 2005 Employee Stock Purchase Plan of optionsXpress Holdings, Inc. of our reports dated March 2, 2009 with respect to the consolidated financial statements of optionsXpress Holdings, Inc. and the effectiveness of internal control over financial reporting of optionsXpress Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008; and our report included in the following paragraph with respect to the financial statement schedule of optionsXpress Holdings, Inc.

Our audits also included the financial statement schedule of optionsXpress Holdings, Inc. listed in Item 15(a). This schedule is the responsibility of optionsXpress Holdings, Inc.’s management. Our responsibility is to express an opinion based on our audit. In our opinion, as to which the date is March 2, 2009, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein

/s/ Ernst & Young LLP

Chicago, Illinois
March 2, 2009